FIRST BANCSHARES, INC. ANNOUNCES FIRST QUARTER FISCAL 2006 RESULTS

Mountain Grove, Missouri (November 10, 2005) – First Bancshares, Inc. (NASDAQ - FstBksh : FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the first quarter of its fiscal year ended June 30, 2006.

For the quarter ended September 30, 2005, the Company had a net loss of $42,000, or $(0.03) per share – basic, compared to net income of $1,375,000, or $0.85 per share – basic for the comparable period in 2004.  The net loss for the quarter ended September 30, 2005 is primarily attributable to an increase of $791,000 in the provision for loan losses.  As previously reported in a press release issued October 21, 2005, management determined to increase the provision as a result of the review by a third party of the Bank’s major loan credits and management’s implementation of stricter internal standards for identifying and analyzing classified assets.  Net income for the quarter ended September 30, 2004 included $800,000 of income from bank-owned life insurance proceeds.

Total consolidated assets at September 30, 2005 were $239,047,000 compared to $261,776,000 at September 30, 2004.  Stockholders’ equity at September 30, 2005 was $26,608,000, or 11% of assets, compared with $28,404,000, or 11% of assets, a year ago.  Book value per common share decreased to $17.12 at September 30, 2005 from $17.48 at September 30, 2004.

Net loans decreased $12,358,000, or 7.5%, to $152,475,000 at September 30, 2005 from $164,833,000 at September 30, 2004.  Deposits decreased $20,448,000, or 10.1%, to $182,386,000 at September 30, 2005 from $202,834,000 at September 30, 2004.

An eleventh stock repurchase plan for 164,336 shares was initiated on May 28, 2004.  As of November 4, 2005, 92,223 shares had been repurchased under that plan at a cost of $1,911,000 at an average cost of $20.72 per share.

First Bancshares, Inc. is the holding company for First Home Savings Bank, an FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri and nine full service branch facilities in Marshfield, Ava, Gainesville, Sparta, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

Forward-looking statements

The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as "believe," "expect," and "anticipate." Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. In addition, the Company's filings with the Securities and Exchange Commission, including, but not limited to Annual Reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, discuss a number of other factors which may affect its future operations. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, general economic and political developments, and other factors discussed in those filings. Accordingly, the statements made herein are only made as of the date of this press release and the Company undertakes no obligations to publicly update such statements to reflect subsequent events or circumstances.

Contact:  Stephen H. Romines, Interim President and Chairman of the Board (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter
	Ended September 30,
	2005	2004
Operating Data:

Total interest income	$3,271	$3,331
Total interest expense	1,330	1,317
Provision for loan losses	793	2
Net interest income after provision
For loan losses	1,148	2,012
Noninterest income	511	1,368
Noninterest expense	1,838	1,721
Income (loss) before income tax	(179)	1,659
Income tax expense (savings)	(137)	284

Net income (loss)	$(42)	$1,375
Net income (loss) per share-basic	$(0.03)	$0.85
Net income (loss) per share-diluted	$(0.03)	$0.84

	At	At
	September 30,	June 30,
Financial Condition Data:	2005	2005

Total assets	$239,047	$244,007
Loans receivable, net	152,475	158,143
Nonperforming assets	4,556	5,836
Mortgage-backed certificates	9,693	10,792
Cash and cash equivalents, including
Interest-bearing deposits	22,271	20,617
Certificates of deposit and investment
Securities	36,942	37,190
Customer deposits	182,386	187,143
Borrowed funds	29,112	29,074
Stockholders' equity	26,608	26,817
Book value per share	17.12	17.28